AGREEMENT FOR RESEARCH,
                          DEVELOPMENT AND LICENSING OF
                                  TECHNOLOGIES

                                     BETWEEN


                          ENERGY VENTURES INC. (CANADA)

                                       AND

                             PACIFIC LITHIUM LIMITED
                                       PLL








October 13, 1999






Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

AGREEMENT FOR RESEARCH, DEVELOPMENT AND COMMERCIALISATION OF TECHNOLOGIES

PARTIES

1. ENERGY VENTURES INC. (CANADA) a duly incorporated company having its registered office in Canada (with its affiliates, called "EVI") and

2. PACIFIC LITHIUM LIMITED a duly incorporated company having its registered office in New Zealand (with its affiliates, called "PLL")

Background

A. EVI is the sole and exclusive world-wide licensee and/or owner of the proprietary rights in certain valuable Products and Processes comprising lithium manganese oxide compounds for use as cathodes in battery applications developed and/or owned by National Research Council of Canada ("NRC") which proprietary rights include patents, copyright and confidential information.

B. EVI wishes NRC and PLL to carry out additional research and development on the Products and Processes to develop them into commercially feasible processes and products.

C. In the event that NRC and PLL are able to work together to develop their respective Products and Processes to produce commercially feasible Products and Processes, PLL will elect to exercise the License Rights to be granted by EVI under this Agreement.

D. EVI grants PLL the rights to the Licensed Products set out in this Agreement on the terms and conditions in this Agreement.

THE PARTIES AGREE

1. The terms set out in Parts 1, 2 and 4 of this Agreement shall apply as from the Commencement Date.

2. The terms set out in Parts 1, 2, 3 and 4 of this Agreement shall apply in the event that the preconditions set out in Part 3 are satisfied.


Agreement for Research, Development and Licensing of Technologies, dated October 13, 19992

THIS AGREEMENT WAS EXECUTED as of the 13th day of October 1999

SIGNED by PACIFIC LITHIUM LIMITED in accordance with its Constitution:

_________________________________              _________________________________
Signature of authorised person                 Signature of authorised person

_________________________________              _________________________________
Office held                                    Office held

_________________________________              _________________________________
Name of authorised person (print)              Name of authorised person (print)


SIGNED by ENERGY VENTURES INC. (CANADA)
in accordance with its Constating Documents:


_________________________________        _______________________________________
Signature of authorised person           Signature of authorised person


President and Chief Executive Officer    Vice President of Finance and Treasurer

D. Wayne Hartford                        Peter F. Searle
Name of authorised person (print)        Name of authorised person (print)



Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

                                     PART 1

                                 Interpretation

Presumptions of interpretation
1.0      Unless the context otherwise requires, a word which denotes:

         1.1      The singular denotes the plural and vice versa;

         1.2      Any gender denotes the other genders; and
         1.3 A person includes an individual, a body corporate and a government.
2.0      Unless the context otherwise requires, a reference to:
         2.1 Any legislation includes any regulation or instrument made under it and where amended, re-enacted or replaced means that amended, re-enacted or replacement legislation;

         2.2 Any other agreement or instrument where amended or replaced means that agreement or instrument as amended or replaced;

         2.3 A Clause, Schedule or annexure is a reference to a clause of, annexure to, schedule to or exhibit to this Agreement;

         2.4      A group of persons includes any one or more of them;

         2.5 A party or parties is a reference to a party to or the parties to this Agreement; and to their affiliates ("affiliate" having the same meaning given to it in section 1(4) of the Ontario Business Corporations Act); and

         2.6 A thing or amount is a reference to the whole and each part of it.

                  Joint and several

         3.0 Agreement warranty representation or obligation which binds or benefits 2 or more ons under this Agreement binds or benefits those persons jointly and separately.

                  Successors and assigns
         4.0 A person includes the trustee, executor, administrator, successor in title and assign of that on. This Clause must not be construed as permitting a party to assign any right under this Agreement.



Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

         Business day
         5.0 A business day is a day during which banks are open for general banking business in Ontario.

         6.0 Unless the context otherwise requires, a term of this Agreement which has the effect of requiring anything to be done on or by a date which is not a business day must be interpreted f it required it to be done on or by the next business day.

                  Definitions
         7.0      Where commencing with a capital letter:

                  "Commencement Date" means 9 August 1999

                  "Confidential Information" means, in respect to each disclosing party, all information vided by that party including its Intellectual Property, and all other information relating to processes, business and products where knowledge of such information is not in the public domain and might reasonably be regarded by the receiving party to be confidential.

                  "Confirmation Date" means the date on which PLL gives notice of its intention to take up License Rights under Clause 20 but in any event shall be not later than 31 March 2000.

                  "Contract Years" refers to the 12 month periods commencing on 1 April 2000.

                  "Intellectual Property" means, in respect to each party, all intellectual property of such party and of any related entity including the patents, patents pending, copyright, secret information and processes, all trade marks, trade names, know-how and all other information which is commercially sensitive or commercially valuable to that party;

                  "License Rights" means the rights for PLL to take a license of the Licensed Products in accordance with the terms of Part 3 of this Agreement.

                  "License Term" means the period starting on I April 2000 and continuing until the last expiry date of the Patents.

                  "Licensed  Products"  means  all  Intellectual   Property  and
                  Confidential Information with respect to the Products and Processes owned by EVI or licensed or assigned to it and/or owned by NRC, either wholly or jointly with PLL or any other persons.

                  "Minimum Guaranteed Royalty Fees" means the Minimum Guaranteed Royalty Fees payable by PLL set out in column 4 of SCHEDULE D.

                  "Patents" means the patents for the Products set out in Schedule A and such other patents owned by EVI or NRC which are added by mutual agreement with PLL to Schedule A during the License Term.

  Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999 "Processes" means the processes relating to the synthesis of Products and "PLL's Processes" shall mean the processes developed by PLL prior to, during and after the Research and Development Program which enable or will enable it to synthesise the Products commercial basis.

                  "Products" means lithium manganese oxide-based products for use as cathodes in battery lications which have been made using the Processes developed by or licensed or assigned VI or by PLL and EVI during the conduct of the Research and Development Program or D program, and such other products as the parties may from time to time include but ch shall exclude Products developed by PLL prior to or outside of the Research and Development Program or R&D program.

                  "R&D" means the research and development program referred to in Clause 13.2.

                  "Research and Development Contributions" means fees payable by PLL to EVI on account of NRC's costs in carrying out the Research and Development Program pursuant to use 13. 1.

                  "Research and Development Program" means the research program set forth in SCHEDULE B.

                  "Royalty Fees" means the fees or share of revenue payable by PLL to EVI on the Licensed ducts set out in SCHEDULE C.

                  "S" and "dollars" mean US dollars.

                  "Territory" means the World

                  Extension of definitions
                  Where a word or phrase is given a defined meaning, another part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning.



Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

                                     PART 2

        Research and Development of Processes and Products

                  Conduct of Research and Development Program
         9.0 PLL shall use its best efforts to conduct the Research and Development Program with NRC EVI in accordance with the timetable, protocols, objectives and procedures set out in Schedule B.

         10.0 The Research and Development Program shall be carried out by the personnel set out in edule B or by such other persons who shall be acceptable to PLL, NRC and EVI.

         11.0 The Research and Development Program shall be carried out at PLL and NRC's respective arch centres and PLL shall give the researchers access to all necessary facilities to enable Research and Development Program to be conducted efficiently. EVI shall ensure that C cooperates with PLL in relation to the Research and Development Program.

         12.0 PLL shall appoint one person to an Oversight Committee and EVI shall ensure NRC also appoints one person. The Oversight Committee shall supervise the conduct of the Research Development Program and shall be responsible for resolving all issues relating to the day conduct of the Research and Development Program.

                  Costs of the Research and Development Program and of R&D 13.0 PLL shall pay EVI:

                  13.1 The Research and Development Contributions in respect to the Research and Development Program at the rate of $22,225 per calendar month commencing on Commencement Date and monthly thereafter, terminating on the expiry of three month's notice given by PLL of its intention to cease participation in the Research and Development Program, such notice not to be given before I January 2000, such that the total Research and Development Contributions required to be paid by PLL in respect to the Research and Development Program shall be not less than $200,000; and

         13.2 In respect of R&D required by PLL to be carried out by NRC, following the completion of the Research and Development Program, for further research and development of the Licensed Products or Products, such fee amount, not to be less than $ 1 00,000 per Contract Year, as is stipulated by PLL, and such further amounts per Contract Year as PLL and EVI shall agree PROVIDED THAT if PLL wishes to stipulate an amount below $ 1 00,000 in any Contract Year, it shall only be entitled to license any new Products developed by EVI or NRC in and after that Contract Year on the commercial terms that EVI shall determine and PROVIDED FURTHER that


Agreement for Research, Development and Licensing of Technologies, dated
October 13, 1999
                           all R&D must be documented in a manner similar to that of Schedule B and agreed'te, by both EVI and NRC.

                  Grant of rights to Licensed Products 14.0 EVI grants to PLL and PLL accepts the following:

                  14.1 The sole and exclusive rights to exploit those Licensed Products exclusively licensed or assigned to EVI by NRC as at the Commencement Date.

                  14.2 The non-exclusive rights to exploit those Licensed Products which are licensed to EVI or jointly owned by EVI with any other party following license or assignment to EVI by NRC as at the Commencement Date for a term commencing on the Commencement Date and terminating on the later of 31 h 2000 or the date of effective termination of this Agreement. During this term, EVI 11 not itself use for commercial purposes (except for research and development) nor shall cerise any of the rights granted to PLL under this Agreement to any other person and shall ensure that NRC shall do the same.

                  Ownership of jointly developed Products
         15.0 Any new Products conceived or first reduced to practice in the course of or as a result of the earch and Development Program or the R&D program shall, subject to Clause 13.2, be gned into the joint ownership of PLL and EVI and shall either be licensed exclusively to pursuant to this Agreement if PLL exercises its License Rights or may be used by PLL EVI independently of each other if PLL does not exercise its License Rights PROVIDED AT where the Products have been developed using the intellectual property rights of any d person, the parties shall be subject to the rights of such third person as to the ownership rights to the new Products.

                  For further clarification, prior to I April 2000, PLL agrees not to sell Licensed Products or ducts in commercial quantities to any person, without the written permission of EVI.

                  Protection of the Intellectual Property in the jointly developed Products

         16.0 PLL shall either at its discretion or at the request of EVI, file and keep current in the joint es of EVI and PLL such patent applications as are reasonably required to protect the erests of EVI and PLL in the Intellectual Property for the jointly developed Products in the countries that the parties consider appropriate. The costs of applying for, prosecuting and maintaining such patent applications shall be borne by PLL.

         17.0 I shall at the request of PLL, provide PLL with all documents required by PLL to effect filing of the patent applications and shall ensure NRC provides the same, including ignments of rights signed by the inventors employed by NRC.

                  Ownership of Processes
         18.0     EVI acknowledges:

Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

                  18.1 as at the date of execution of this Agreement, PLL is the owner of PLL's Processes and that neither EVI nor NRC have developed their know-how to the point that they can synthesise the Products on a commercially viable basis.

                  18.2 for itself and NRC, that all additions to PLL's Processes conceived or first reduced to practice in the course of or as a result of the Research and Development Program shall be assigned into the sole and exclusive ownership of PI,L.


Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

                                     PART 3

                       Licensing of Processes and Products


                  Confirmation of uptake of License Rights
         19.0 This Part 3 shall commence and be in full force and effect if PI,L in its absolute discretion determines that the jointly developed Processes and Products are capable of producing processes and products which meet PLL's target specifications (which include performance, price, ability to be commercially manufactured, stability and other factors) and gives notice to that it takes up the License Rights hereunder.

                  Part 3 conditional
         20.0 The application of this Part 3 is conditional upon PLL confirming its wish to take up the License Rights on or before 31 March 2000 or such later date agreed by EVI, failing which,
                  Part 3 shall have no effect.

                  Grant of License Rights
         21.0 EVI or, at the election of EVI any related company of EVI, in respect of any part of the following rights, grants to PLL and PLL accepts the following for the License Term:

                  21.1 The sole and exclusive rights to exploit the Licensed Products owned by EVI or exclusively licensed or assigned to EVI by NRC as at the Confirmation Date.

                  21.2 The non-exclusive rights to exploit the Licensed Products owned by EVI or jointly owned by EVI with any other party or non-exclusively licensed or assigned to EVI by NRC as at the Confirmation Date.

                  21.3 The exclusive rights to exploit the Licensed Products and Processes and Products either owned by EVI or licensed or assigned to EVI by NRC or jointly owned by EVI with PLL following licensing or an assignment to EVI by NRC which exist at I April 2000 or which arise at any time during the License Term, subject to the provisions of Clause 13.2.

                  Should EVI elect that the grant of the above rights be in part or in total by a related company EVI, the parties agree, in such event, to execute such appropriate other agreement or agreements containing the terms herein agreed.

                  Consideration for License Rights 22.0 PLL shall pay to EVI the following:

                  22.1 The Minimum Guaranteed Royalty Fee for the first Contract Year of $ 1 00,000 which shall be paid within 90 days of the Confirmation Date; and

Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

22.2     Either:
         (a) The Royalty Fees calculated on the license fees and royalties or on the net sales of manufactured Licensed Products and Products in each Contract Year, as set out in Schedule C, subject to adjustment pursuant to Clauses 25 and 26; or

         (b) The Minimum Guaranteed Royalty Fees of each Period or Contract Year as set out in Column 4 of Schedule D.

         whichever shall be the greater

PROVIDED THAT

         (c) respecting the first Contract Year only, the amount so computed shall be reduced by the $100,000 to be paid as per Clause 22. 1;
         (d)      the amounts paid by PLL to EVI in respect of R&D as per Clause
                  13.2 shall be credited to PLL as non-refundable payments on account of the Minimum Guaranteed Royalty Fees of the Contract Year of receipt of payment;
         (e) The Minimum Guaranteed Royalty Fees payable respecting any Contract Year shall be adjusted to reflect the actual selling price of Licensed Products or Products and of battery cells utilising the Licensed Products or Products.

23.0 The Royalty Fees, shall be calculated quarterly and payable no later than 30 days following the end of each Contract Year quarter. The payment respecting the final quarter of any Contract Year shall be adjusted as required to attain at least the Minimum Guaranteed Royalty Fees for that Contract Year.

24.0 Research and Development Contributions shall be treated by EVI as non-refundable advance payments of the Minimum Guaranteed Royalty Fees through 31 March 2000. Amounts paid by PLL to EVI in respect of R&D as per Clause 13.2 shall be credited to PLL as nonrefundable payments on account of the Minimum Guaranteed Royalty Fees as set out in Column 4 of Schedule D of the applicable Contract Year or on account of Royalty Fees of such year.

Adjustment to Royalty Fees 25.0 EVI acknowledges that:

         25.1 PLL is the licensee of products and processes developed and owned by third parties (including Massachusetts Institute of Technology) and that there may be advantages in combining those third parties' know-how with the Licensed Products or Products;

         25.2 It will join in negotiations with PLL and such third parties and shall in good faith, use its best efforts to agree on the amount of Royalty Fees or royalties to be paid by PLL to EVI and the third parties provided that the total Royalty Fees or royalties

Agreement for Research, Development and Licensing of Technologies, dated
October 13, 1999
                  payable by PLL to all parties shall not exceed the Royalty Fees that would have been payable to EVI if the third parties know-how had not been used. Multiple Royalty Fees shall not be due to EVI if the sale, use, lease or manufacture of any Licensed Products or Products is covered by more than one of the Patents. Nothing in this Clause shall oblige EVI to accept a reduction in the Royalty Fees due to it.

26.0 If PLL funds R&D as per Clause 13.2 in an amount below $1 00,000 for any Contract Year within the first five years of the License Term, the license set out in this Agreement shall cease to be "sole and exclusive" for Contract Years subsequent to such year and the Minimum Guaranteed Royalty Fees as set out in Column 4 of Schedule D shall reduce by:

         26.1 one third for the sixth to tenth Contract Years of the License Term subsequent to such year;

         26.2 two thirds for the eleventh to fifteenth Contract Years of the License Term subsequent to such year;

         and thereafter be at zero.

Payment of Patent costs
27.0 PLL shall manage the prosecution, grant and continuing registration of all patents filed or required by the parties to be filed in respect to the Licensed Products or Products and shall promptly pay all such costs.

Target Sales
28.0     PLL shall use its best endeavours to:

         28.1 Construct and commission a pilot plant capable of producing commercial quality Products on or before the Confirmation Date; and

         28.2     Achieve the target sales of Products set out in SCHEDULE D.

Information and Audit
29.0       EVI shall be entitled to receive:

           29.1 Quarterly reports from PLL detailing research and development, manufacturing, marketing and sales activities in the preceding Contact Year quarter, within 30 days of the end of such quarter;

           29.2 Such information that EVI may reasonably require to calculate the amount of Royalty Fees computed as per Schedule C; and

           29.3 Advice of all sublicenses granted by PLL respecting Licensed Products or Products and, within a reasonable period of time after the grant of any such sublicense, a certified copy of such sublicense agreement.

Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

30.0 EVI may from time to time, by its representative or by an independent accountant or auditor, examine or audit the records of PLL relating to any information which PLL has provided to EVI or which PLL is required to have provided to EVI but has failed to do so.

31.0 EVI shall pay the cost of any inspection or audit carried out pursuant to the immediately preceding Clause if the audit or inspection establishes that information provided by PLL to EVI was complete and correct.

32.0 PLL shall pay the cost of any inspection or audit carried out pursuant to Clause 30 if the audit or inspection is required to obtain information which PLL has failed to provide or if the audit or inspection establishes that information provided by PLL to EVI was incorrect or incomplete other than in a particular which is trivial or minor.

Collaborative marketing
33.0 PLL acknowledges that EVI wishes PLL to sublicense the use of the Licensed Products or Products by battery manufacturers for maximum generation of Royalty Fees. PLL and EVI agree to collaborate on the identification, presentation and marketing of sub-licenses of the Licensed Products or Products to battery manufacturers and such other potential sublicensees as the parties consider appropriate from time to time. PLL shall not refuse to grant a sub-license of the License Rights to any person who meets the criteria reasonably set by PLL and EVI for a suitable licensee except with the prior approval of EVI, such approval not to be unreasonably withheld.

Termination of exclusivity of License Rights
34.0 The exclusivity of the License Rights may be reduced to non-exclusive License Rights by:

         34.1 EVI, in the event that PLL fails to meet a) the Minimum Guaranteed Royalty Fees in any two consecutive Contract Years and b) the accumulative Minimum Guaranteed Royalty Fees of the same two consecutive Contract Years, or

         34.2 PLL, in the event that it reasonably believes that it will be unable to meet the Minimum Guaranteed Royalty Fees respecting Contract Years ending 31 March 2003 or later,

         and in such circumstances:

                  (a) the Minimum Guaranteed Royalty Fees shall reduce in accordance with Clause 26 PROVIDED THAT if PLL has paid EVI Royalty Fees of at least $ 1,000,000 as at that date, the Minimum Guaranteed Royalty Fees shall then not apply to PLL; and
                  (b) EVI may grant License Rights to any other person or persons on such terms and conditions as it considers appropriate.

Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

                  (c) where EVI grants License Rights to another person on terms and conditions more favourable than those applying to PLL under this Agreement, EVI shall extend the more favourable terms and conditions to PLL.


Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

                                     PART 4

                          General Terms and Conditions

Ownership of Intellectual Property
35.0 PLL acknowledges and agrees that EVI has license or other rights to the Intellectual Property tn respect to EVI's and NRC's Processes and Products. In order to protect and maintain EVI's and NRC's rights in the above, PLL shall:

         35.1 Use EVI's and NRC's Intellectual Property solely in accordance with this Agreement and in accordance with all instructions, rules and procedures prescribed by EVI and NRC from time to time;

         35.2 Not orally or in writing attack or contest, including by or in any administrative or judicial action or proceeding before any governmental authority, the ownership of EVI's or NRC's Intellectual Property nor will PLL orally or in writing disparage the name, the Intellectual Property or the reputation of EVI or NRC.

36.0 EVI acknowledges and agrees on behalf of itself and NRC, that PLL has sole and exclusive rights to the Intellectual Property in respect to PLL's Processes and PLL's Products. In order to protect and maintain PLL's rights in the above, EVI shall (and shall ensure that NRC shall also):

         36.1 Use PLL's Intellectual Property solely in accordance with this Agreement and in accordance with all instructions, rules and procedures prescribed by PLL from time to time;

         36.2 Not orally or in writing attack or contest, including by or in any administrative or judicial action or proceeding before any governmental authority, the ownership of PLL's Intellectual Property nor orally or in writing disparage the name, the Intellectual Property or the reputation of PLL.

37.0 EVI warrants and undertakes to PLL that EVI and/or its related companies have full right, power and entitlement to grant to PLL the License Rights over all of NRC's Licensed Products and Products and NRC's Processes set out in this Agreement and NRC shall provide PLL with such evidence as PLL shall reasonably require to establish such claim.

Rights in the Intellectual Property Upon Termination of this Agreement 38.0 On termination of this Agreement PLL and EVI will:

         38.1 Immediately cease to use the Intellectual Property of the other (including, in the case of PLL ceasing to use the Intellectual Property of NRC), except for Intellectual Property jointly owned by PLL and EVI;


Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

         38.2 Not thereafter do or display or suffer or permit to be done or displayed any act matter or thing which may lead or induce or shall be calculated or likely to lead or induce members of the public to believe that the parties are still connected or associated in any way with each other or are still entitled to market or distribute the Products and EVI shall ensure that NRC shall also comply with the obligations of this Clause as if it were EVI.

39.0 If any party fails to comply with Clause 38.2 then the other party by its employees and agents may enter the defaulting party's premises and remove all of its Intellectual Property and material relating to its Intellectual Property. All costs and expenses incurred in so doing shall be recoverable as a debt owing by the defaulting party.

Confidentiality
40.0 No party will (and EVI shall ensure that NRC shall not) disclose to any person any Confidential Information, unless that disclosure is expressly authorised in writing by the owner of such Confidential Information.

41.0 Other than may be necessary to reasonably carry out either party's day to day commercial activities, neither party shall (and EVI shall ensure that NRC shall not) disclose the terms of this Agreement nor issue any promotional material or other public announcement or disclosure in respect to the existence or nature of the relationship between PLL, EVI and NRC without the prior approval of all of such persons in writing.

Specific secrecy obligations
42.0     Each of the Parties shall (and EVI shall ensure that NRC shall):

         42.1 Treat as confidential and keep absolutely secret, all the Confidential Information received by it from the other party;

         42.2 Take all proper and effective precautions to prevent the disclosure of the Confidential Information and to preserve the secrecy and confidentiality of the Confidential Information including, without limitation, taking all necessary action to prevent unauthorised persons from obtaining access to the Confidential Information whether by a direct or indirect exposure to it or otherwise;

         42.3 Take all reasonable steps to ensure that its employees or agents also observe the secrecy requirements of this Agreement; and

         42.4 Return to the owner all physical or written records containing the Confidential Information or documentation relating to or concerning the Confidential Information including copies of documentation then in existence immediately upon the termination or expiration of this Agreement.


Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

Circumstances when disclosure of Confidential Information is permitted
43.0 A party is relieved of its obligations to preserve the confidentiality of the Confidential Information if and only to the extent that:

         43.1 Such Confidential Information is or becomes generally publicly available other than as a result of a breach of this Agreement by the party, or

         43.2 Such Confidential Information was developed independently by the party; or

         43.3    Specific disclosure was required by law.
Best endeavours
44.0 Each of the parties shall do (and EVI shall ensure that NRC will do) all things necessary to carry out the terms of this Agreement to the fullest effect in accordance with best business practice. In particular, each of the parties shall:

         44.1 Diligently and fully exploit (or support the exploitation oo the License Rights under this Agreement; and

         44.2 Keep free from conflicting enterprises or any other activities which would be detrimental to or interfere with the conduct of this Agreement.

Prohibitions
45.0     None of the parties shall (and EVI shall ensure that NRC shall not):

         45.1 Use the Intellectual Property of the other parties except in the manner permitted in this Agreement;

         45.2 Be a party to the doing of any act whereby the goodwill trade or business of the other party may be prejudicially affected;

         45.3     Hold itself out as an affiliate of the other;

         45.4    Pledge the credit of the other party;
Indemnity and Warranties
46.0 Each of the parties unconditionally and irrevocably indemnifies the other against any loss, liability, costs or expenses which the other party may incur because it or NRC:

         46.1 Fails to pay any moneys due and payable to the other party (or within any applicable period of grace) or in the manner required;

         46.2 Fails to perform any of its obligations under this Agreement or under any other contractual arrangement between it and the other party;

Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

         46.3 Has infringed the intellectual property rights or any other person.

         And it will on demand pay to the other party the amount of that loss, liability, cost or expense.

Right to prosecute infringements of the Intellectual Property
47.0 PLL shall have the right under its control and at its own expense to prosecute any third party infringements of EVI or NRC's Intellectual Property so long as it is the sole and exclusive licensee of EVI's and NRC's Intellectual Property. EVI shall cooperate with PLL (and shall ensure NRC's cooperation) on any action brought by PLL under this Clause subject only to PLL paying EVI and NRC's reasonable costs.

48.0 Nothing in Clause 47 shall oblige PLL to take any action that it does not consider to be in its best interests. However, in such circumstances, EVI may at its discretion and cost, take such action and any recovery obtained by EVI shall be the property of EVI. PLL shall cooperate with EVI on any action brought by EVI under this Clause subject only to EVI paying PLL's reasonable costs.

Termination
49.0 PLL shall have the right to terminate this Agreement at the end of any Contract Year for any reason upon at least 12 month's written notice to EVI.

50.0 Either Party may elect to terminate this Agreement by giving notice in writing to the other party of its intention to do so if the other party:

50.1              Commits a breach of any of the  provisions  of this  Agreement and fails to rectify the breach (if capable of being rectified) within 30 days of being required to do so in writing other than, in the case of PLL, a failure to meet the target sales as set out in Schedule D;

         50.2 Commits an act of bankruptcy or fails to contest within ten working days of service of any petition in liquidation.

         50.3 Becomes the subject of any proceedings to obtain an order or resolution for its winding up (except as part of a bona fide reconstruction scheme);

         50.4 Has a receiver/manager, official manager or provisional liquidator appointed over the whole or part of its undertakings or assets;

         50.5 Has an execution or other process of any court or authority or any distress levied upon any of its property without it being paid out, set aside or withdrawn within 14 days of its issue;

         50.6 Has a substantial part of its assets resumed, confiscated or forfeited;

Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

50.7 Agrees with the other party in writing to terminate this Agreement at the end of any Contract Year; or

50.8 After remedying any default in respect to which notice requiring it to remedy such default was given, continues to engage in the same non-compliance whether or not corrected after such notice.

Consequences of Termination or Expiration
51.0     In the event that this Agreement expires or is terminated:

51.1     All rights of PLL under this Agreement will terminate;

         51.2     PLL will forthwith;

                  (a) Pay to EVI any outstanding Research and Development Contributions, or fees in respect of R&D, or Royalty Fees or Minimum Guaranteed Royalty Fees, or charges due to NRC or EVI at the effective date of termination or expiration within 30 days of the effective date of termination or expiration;

                  (b) Cease to hold itself out as a licensee of the Licensed Products or Products or that it is associated with NRC or EVI in any way;

                  (c)      Cease using NRC's or EVI's Intellectual  Property and
                           the  Licensed   Products  or  Products  except  those
                           Licensed Products or Products jointly owned by PLL;

                  (d) Return to NRC and EVI all documents and other material or matters relating to their respective Intellectual Property and the Licensed Products or Products except those Licensed Products or Products jointly owned by PLL.

52.0 Termination or expiration of this Agreement shall be without prejudice to any claim any party may have against the other or others under this Agreement as at the date of effective termination or expiration.

General Acknowledgments
53.0     Each of the parties acknowledges that:

         53.1 This Agreement contains all the terms conditions and obligations of the parties.

         53.2 It shall make, do perform and execute all documents acts matters and things required to ensure that no term of this Agreement shall be breached by it.


Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

Notices
54.0 Any notice, demand or other document under or relating to this Agreement will be sufficiently served if delivered personally or if sent by E-mail, fax,, or prepaid registered letter to the party to be served at the address of such party at such address as may from time to time be notified in writing by such party to the other parties.

55.0 Any notice, demand or other document will be deemed to have been served at the time of delivery or, if service is effected in any other manner described, at the time when it would in the ordinary course be delivered.

Amendment
56.0 This Agreement may only be varied by the written agreement of the parties.

Approvals and consent
57.0 Except when the contrary is stated in this Agreement, a party may give or withhold an approval or consent to be given under this Agreement in that party's absolute discretion and subject to those conditions determined by the respective party.

58.0 A party is not obliged to give its reasons for giving or withholding a consent or for giving a consent subject to conditions.

Counterparts
59.0 This Agreement may be executed in a number of counterparts and if so executed, the counterparts taken together constitute one Agreement.

No Waiver
60.0 No failure by a party to exercise any power given to it or to insist upon the strict compliance by the other or others with any obligations or conditions and no customary practice of the parties or variances with the terms of this Agreement shall constitute a waiver of that party's right to demand exact compliance with the terms of this Agreement other than in relation to breaches which have been waived nor shall a waiver by it of any particular default affect or impair its right in respect of any subsequent default of the same or different nature, nor any delay or omission by that party to exercise any right arising from default shall affect or impair its rights as to the said default or any subsequent default.

Further assurance
61.0 Each party shall promptly execute all documents and do all things that another party from time to time reasonably requests to effect, perfect or complete this Agreement and all transactions incidental to it.

Legal costs
62.0 The Parties shall each pay all their own legal and other expenses relating directly or indirectly to the negotiation, preparation and execution of this Agreement and all documents incidental to it.

Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

Severance
63.0 In the event of illegality, each of the terms of this Agreement is severable from the other terms of this Agreement and the severance of one term does not affect the other terms.

Dispute resolution
64.0 The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by:

         64.1 Negotiation between the chief executive officers of the parties in good faith discussions, such discussions to be held within 5 working days of one party notifying the other of a dispute and the nature of such dispute,

         64.2 If the parties fail to resolve the dispute through mediation within 120 working days, either party shall have the right to pursue any other remedies available to it.

65.0 Should PLL confirm its wish to take up the License Rights as per this Agreement, PLL shall, after the Confirmation Date and after receipt of the sum of $1 to be paid by EVI to PLL, issue to EVI 100,000 fully paid Class B ordinary shares in the capital of PLL in consideration for the support provided to PLL by EVI. Such 100,000 fully paid Class B shares of PLL are as presently constituted, adjusted as appropriate to give effect to share subdivisions, consolidations, mergers and amalgamations, stock dividends, distributions in property and other corporate changes.

66.0 This Agreement shall be governed by the laws of the Province of Ontario, Canada, except that any questions affecting the construction or effect of any of the Patents shall be determined by the law of the country in which the Patent shall have been granted.

Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

                                   SCHEDULE A

                                     PATENTS

NRC Patent Portfolio

1.    LizCrxMn2-xO4 Cathode Materials:

WO 9501935     Jan.19,1995        Novel Materials for Use as Cathodes in Lithium
                                  Electrochemical Cells
CA 2,163,265   Dec. 6, 1994       Novel Materials for Use as Cathodes in Lithium
                                  Electrochemical Cells
US 5,370,949   Dec. 6, 1994       Materials for Use as Cathodes in Lithium
                                  Electrochemical Cells
AU 7,118,294   Feb. 6, 1995       Novel Materials for Use as Cathodes in Lithium
                                  Electrochemical Cells

2.      Orthorhombic LiMnO2

WO 9505684 Feb.23,1995 Use of a Stable Form of LiMnO2 as Cathode in Lithium Cell AU 7,454,894 Mar. 14,1995 Use of a Stable Form of LiMnO2 as Cathode in Lithium Cell US 5,506,078 Apr. 9,1996 Method of Forming a Stable Form of LiMnO2 as
Cathode in Lithium Cell US 5,629,112 May 13,1997 Stable Form of LiMnO2 as Cathode in Lithium Cell
                                  (supplements US 5,506,078)
CA 2,163,182   May 18,1997        Use of a Stable Form of LiMnO2 as Cathode in
                                  Lithium Cell
US 5,747,194   May 5, 1998        Use of a Stable Form of LiMnO2 as Cathode in
                                  Lithium Cell (supplements US 5,506,078 and
                                  US 5,629,112)

3.    Electrolyte containing chloroethylene carbonate

US 5,529,859    Jun.25,1996       Electrolyte for a secondary cell
US 5,571,635    Nov. 5, 1996      Electrolyte for a secondary cell (continuation
                                  of US 5,529,859)
CA 2,186,273    Apr. 7, 1997      Electrolyte for a secondary cell

4. Electrolyte containing fluoroethylene carbonate

WO 9815024      Apr. 9, 1998      Electrolyte comprising fluoro-ethylene
                                  carbonate and propylene carbonate, for
                                  alkali metal-ion secondary battery

AU 4,374,097    Apr. 24, 1998     Electrolyte comprising fluoro-ethylene
                                  carbonate and propylene carbonate, for
                                  alkali metal-ion secondary battery

5.    Patent application to be filed by 15 October 1999

                                     Patent to be filed by 15 October 1999 which includes cathode inventions made up to and including 31 March 1999 and which is a joint invention by NRC and Samsung Advanced Institute of Technology.

6.    Patent application to be filed in conjunction with PLL

                                     Patent   application   to   be   filed   in
                                     conjunction with PLL to include any arising
                                     IP from I April  1999  related  to  cathode
                                     materials   and/or   process    development
                                     improvements.

Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

                                   SCHEDULE B

                        RESEARCH AND DEVELOPMENT PROGRAM

Development of Commercial LixCryMnzO2 Cathode Materials

Timescale:
9 months

Overall goal:
To prepare reproducible pilot plant batches (200 kg) of LixCryMnzO2 -based cathode material meeting or exceeding the following market-driven requirements:

         200 mAh/g capacity at 25 oC using a 0.2C rate

         140 mAh/g capacity at -20 oC using a 0.2C rate

         capacity at IC rate >90% of capacity at 0.2C rate

         maximum charging voltage of 4.3 V

         smooth discharge curve between ca. 4.2 and 2.8 V

         fade rate < 10% at 55 oC over 100 cycles

         safety better than LiCoO2

         cost of production lower than LiCO02

Core personnel resources:

NRC

         Rod McMillan (Project Manager for NRC)

         Isobel Davidson (Senior Research Officer) 75%

         Yves Grincourt (Research Assistant - Electrochemical) 75%

         Post-doctoral fellow 100%

         Technical Officer 1 100%

         Technical Officer 2 100%

PLL

         Paul Pickering (Project Manager for PLL)

         Brett Ammundsen (Materials Development) 75%

         Research Scientist (Materials Development) 75%

         Hans Desilvestro (Electrochemical) 60%

         Research Technician 1 (Synthetic) I 00%

         Research Technician 2 (XRD - structural analysis) 75%

         Research Technician 3 (Electrochemical) 90%

         Research Technician 4 (Electrochemical) 90%

         David Hassell (Process Engineering) 75%

         Process Engineer 100%

         Process Technician 1 100%

         Process Technician 2 100%

Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

This project will be jointly managed between NRC and PLL. NRC's representative will be Dr Rod McMillan and PLL's representative will be Dr Paul Pickering. Dr McMillan will be responsible for work performed at NRC, Dr Pickering will be responsible for work performed at PLL

Laboratory and equipment resources:

NRC

    Preparative labs

    Laboratory furnaces

    Benclitop spray dryer

    Electrochemical testing facility

    AC impedance spectrometer

    X-ray diffraction (XRD)

    Thermal analysis (TGA-DSC)

    Accelerated rate calorimeter (ARC)

    AA

    BET surface area

    Particle sizer

    Gas pycnometer

    Scanning electron microscope (SEM)

    X-ray photoelectron spectrometer (XPS)

PLL

         Preparative labs

         Laboratory furnaces

         Large-scale furnaces

         Electrochemical testing facility

         AC impedance spectrometer

         X-ray diffraction

         AA and ICP

         High-resolution SEM (University of Auckland)

Program

The program is divided into inter-related tasks. Each task has well-defined objectives and to each task are assigned persons who will be overall responsible for guiding and coordinating the task to ensure that the objectives are met within the timescale, and that relevant information is communicated to those responsible for related tasks. While responsibility for individual tasks has been assigned variously to the NRC and PLL, it is nonetheless envisaged that work will be cooperative with contributions from both parties to all tasks.

For approximately the first half of the program, a strong effort at both centres will be directed toward materials development at the laboratory scale and electrochemical test cell development. In the second half of the program, resources at PLL will be more focussed on scale-up of process and production, with the NRC both contributing to this and continuing materials development.

Task 1: Develop compositions

Coordinators Isobel Davidson (NRC) & Brett Ammundsen (PLL)
Key objectives:


Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

         Prepare LivCryMnzO2-based compounds with controlled composition and particle size/structure designed to exceed the minimum market-defined criteria for rate-related capacity and stability of capacity.

         Determine the best composition for scale-up and commercialisation. Work plan

1.1   Establish chemical composition range for material

         PLL to reproduce LixCro.5Mno.502 by coprecipitation, and to optimise coprecipitation procedure (including temperature/time/gas requirements for subsequent processing) to produce material showing equivalent or better electrochemical properties compared with spray-dried samples.

         NRC     to     optimise      spray-drying      procedure     (including
temperature/time/atmosphere  requirements for subsequent processing). (126500.1)

         Parallel exploration of varying composition using spray drying (NRC) and copi-ecipitation (PLL).

1.2 Establish influence of synthesis route and conditions

    Simplify synthetic procedure

    investigate formation and stability of compositions as a function of temperature/time/atmosphere.

         analysis of each process step by XRD, AA and TGA

         Investigate alternative process routes using readily available dry precursors.

1.3        Investigate alternative formulations


         Investigate partial and total substitution of Cr by Ni, Fe, Co, Ti, V or Al.

Task 2: Examine crystal structure and particle morphology Coordinators Isobel Davidson (NRC) & Brett Ammundsen (PLL) Key objectives:

         Obtain data relevant to Task I and feed back to Task I observations and correlations in combination with electrochemical data from Task 3.

Work plan

2.1     Determine effect of composition on crystal structure

         XRD

2.2 Determine effect of synthesis route and reaction conditions on crystal structure and particle morphology

        XRD, SEM, particle size analysis, BET, oxidation state analysis

2.3 Determine influence of alternative formulations on crystal structure and phase stability

        XRD

Task 3: Electrochemical characterisation and testing of samples Coordinators Hans Desilvestro (PLL) & Yves Grincourt (NRC) Key objectives:

         Obtain data relevant to Task 1 and feed back to Task 1 observations and correlations in combination with structural/morphological data from Task 2.


Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

Work plan

3.1     Establish reproducibility of electrochemical data between NRC and PLL.

        Optimise electrode formulation and cell configuration.

        Exchange of electrodes, cells, and cell hardware between NRC and PLL

3.2     Optimisation of test cell assembly

        Investigate electrochemical conditions to increase rate-related capacity and minimise capacity fade

        Optimise stack pressure

        Optimise for Li metal and Carbon anodes

3.3     Investigation of intercalation mechanisms and rate-limiting factors

        In-sit pulse experiments on different time scales during charge-discharge

        AC impedance specroscopy

        dQ/dV plots

         XRD, chemical analysis, and thermal stability of cycled materials at various states of charge and as a function of first charge conditions

3.4 Extended cycling tests

    Determine influence of composition and synthesis conditions on temperature- and rate-related capacity, and on cycling stability.

Task 4: Develop synthetic procedures toward production process Coordinator Brett Ammundsen (PLL) Key objectives: (126500.1) Reproduce compounds prepared in Task 1 (retaining electrochemical performance characteristics) using commercially viable synthesis procedures streamlined toward scale-up and production.

Task 5: Scale-up trials (100 g to 5 kg)

Coordinators David Hassell and Brett Ammundsen (PLL)

Key objectives:

         Prepare LixCryMnzO2 -based compounds developed in Task 1(and Task 9) as reproducible 100g and 5 kg batches.

Task 6: Scale up to 100 T per annum pilot plant

Coordinator David Hassell (PLL)

Key objectives:

          Produce   reproducible  200  kg  batches  of  the  selected   material
          (retaining electrochemical performance characteristics of the small batch samples) in the pilot plant.

Task 7: Verify reproducibility of composition, structure & morphology for scale-up samples Coordinators Isobel Davidson (NRC) & Brett Ammundsen (PLL)

Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

Key objectives:

         Obtain data for samples produced in Tasks 5 & 6 and feed back to Tasks 5 & 6 observations and correlations.

Task 8: Electrochemical testing of scale-up samples

Coordinator Hans Desilvestro (PLL)

Key objectives:

         Obtain data for samples produced in Tasks 5 & 6 and feed back to Tasks 5 & 6 observations and correlations.

Work plan

8.1     Extended cycling tests

        Determine reproducibility and influence of synthesis conditions on temperature- and rate-related capacity, and on cycling stability.

Task 9: Continued material development to enhance properties Coordinator Isobel Davidson (NRC) Key objectives: (126500.1) Continue development of LixCryMnzO2-based compounds to further improve electrochemical characteristics after achievement of initial performance goals.

Feed new developments into the loop of scale-up to commercial product.

Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

                                   SCHEDULE C

                                  ROYALTY FEES

Royalty Fees of each Contract Year to be calculated as:

a) 33% of the license or other fees earned by PLL from the sub-licensing to a third party of the rights to the Licensed Products or Products whether such fees are paid by the sub-licensee in one sum or by installments, and

b) 4% of Net Sales where Licensed Products or Products are manufactured by PLL, any related party of PLL or by any other party.

PROVIDED THAT

1) When the amount of Royalty Fees payable by PLL to EVI re any Contract Year reaches the higher of $1 million or the Minimum Guaranteed Royalty Fees for that Contract Year, the percentage of the license fees payable by PLL to EVI under paragraph a) above shall then reduce from 33% to 25% on the balance of the license fees upon which Royalty Fees are payable to EVI during that Contract Year; and

2)"Net Sales" shall mean gross sales of Licensed Products or Products less sales taxes, freight, insurances, reasonable sales persons' or agents' commissions and packaging costs: and

3) In the event that PLL or any related party of PLL uses the Licensed Products or Products in its manufacture of cells or batteries, the Royalty Fees payable to EVI shall be the higher of (1) 4% of the best price that PLL or any related party of PLL or any licensed manufacturer of the Licensed Products or Products sells the Licensed Products or Products calculated on the Licensed Products or Products used by PLL or any related party of PLL in its manufacturing process, or (2) 1 % of the Net Sales of cells or batteries utilising the Licensed Products or Products which are sold by PLL or any related party of PLL.

Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999

                                   SCHEDULE D

                                  Target Sales



Period or Contract Year           Guaranteed cell volumes         Cell value based on the         Minimum Guaranteed Royalty
ending 31 March                   containing licensed cathode.    Guaranteed Cell volumes at a    Fees based on cell cost of
                                  (See Note 1 below)              cost of $2.00 per cell.         $2.00 per cell (See Note 1
                                                                  (See Note 1 below)              below)
              2000                             Nil                             Nil                                      $200,000
              2001                             Nil                             Nil                                      $100,000
              2002                           500,000                        $1,000,000                                  $100,000
              2003                          5,000,000                      $10,000,000                                  $200,000
              2004                          10,000,000                     $20,000,000                                  $400,000
              2005                          25,000,000                     $50,000,000                                $1,000,000
              2006                          50,000,000                     $100,000,000                               $2,000,000
              2007                          75,000,000                     $150,000,000                               $3,000,000
      2008 and thereafter               (See Note 2 below)              (See Note 2 below)                    (See Note 2 below)


Notes:
1. An indicative cell cost value of $2.00 per cell has been used in calculating the Minimum Guaranteed Royalty Fees. If the cell cost values reduce to below $2.00 per cell and there is no corresponding increase in the sale volumes of the cells so that the Minimum Guaranteed Royalty Fees are achieved, then the parties shall negotiate in good faith to either reduce the Minimum Guaranteed Royalty Fees or to convert this Agreement to a non-exclusive arrangement. The term "cost" means the aggregate of the raw materials cost, costs of conversion and other costs including production overheads incurred in the manufacture of the cell.

2. The above targets shall, in Contract Years ending 31 March 2008 and later, increase each Contract Year by a percentage equivalent to the overall world market $ of sales increase of similar Products, applied to the previous Contract Year's actual values.

This is the final page of the Agreement.


Agreement for Research, Development and Licensing of Technologies, dated October 13, 1999